April 18, 2025

Jonathan Monson

Dear Jon:

Congratulations on your promotion to Boston Scientific’s Executive Committee, effective June 30, 2025. Your leadership contribution and commitment to the long-term goals of Boston Scientific Corporation are vital to the success of Boston Scientific. Subject to your acceptance of this offer, your position title will be Executive Vice President and Chief Financial Officer, and you will become a member of Boston Scientific’s Executive Committee, an “executive officer” under the U.S. federal securities laws and an “officer” for purposes of Section 16 of the Exchange Act. You will report to Michael Mahoney, Chairman, President and CEO. This letter and your Boston Scientific Agreement Concerning Employment (ACE) summarize our understanding of the terms of your employment. We look forward to you formally accepting this offer.

COMPENSATION
Boston Scientific’s compensation programs provide our employees with significant compensation opportunities on a pay for performance basis. The objective of these programs is to recognize and reward both individual and company performance during the performance year (defined as January 1st through December 31st of each year).

Base Salary:  Your base salary for this position will be $26,923.08 currently payable bi-weekly, equivalent to $700,000 on an annualized basis. Your performance and base salary will generally be reviewed on an annual basis during the normal executive review process and approved by the Executive Compensation and Human Resources Committee of the Boston Scientific Board of Directors.  Your next performance and base salary review will be conducted during the normal executive review process, expected to commence in the first quarter of 2026.

Annual Bonus Plan:  You will continue to be eligible to participate in the Boston Scientific Corporation Annual Bonus Plan (the “Annual Bonus Plan”), subject to its terms. The Annual Bonus Plan provides employees with the opportunity for a variable financial incentive in recognition of performance each year.  Your 2025 annual target incentive will be increased from 45% to 80% of your base salary.  Your actual award will be based on your achievement of individual goals and the company's achievement of corporate performance goals.  Under the Annual Bonus Plan, generally you must be an employee on the date of payment to be eligible to earn and receive any bonus payment.

Deferred Bonus Plan: You will continue to be eligible to participate in the Boston Scientific Corporation Deferred Bonus Plan (the “Deferred Bonus Plan”), subject to its terms. This Deferred Bonus Plan allows you to save additional tax-deferred money for your future by electing to defer a portion of your annual bonus awarded under the Annual Bonus Plan. Specifically, under the Deferred Bonus Plan, on an annual basis, you can elect to defer up to 75% of the bonus awarded to you under the Annual Bonus Plan for a bonus plan year subject to the provisions of the Deferred Bonus Plan. The next bonus deferral election opportunity will be in June 2025 for the 2025 plan year (for the bonus payable in Q1 2026) and we expect a bonus deferral opportunity to be offered in each subsequent year for which you are eligible.

Promotional Equity Grant: As part of this offer, we are offering you an equity incentive award having a total value of $1,750,000 on the date of grant, which we expect to be July 1, 2025, subject to the approval of the Executive Compensation and Human Resources Committee of the Boston Scientific Board of Directors.  Your award will be made pursuant to the Amended and Restated 2011 Boston Scientific Long-Term Incentive Plan (2011 LTIP) and the relevant award agreement. The equity incentive award could be in the form of Restricted Stock Units (RSUs) or non-qualified stock options or a mix of both RSUs and non-qualified stock options, depending on your preference. Both RSUs and non-qualified options will vest 25% per year, beginning on first anniversary of date of grant, and options expire on the 10th anniversary of the grant date. The election form will be sent under separate cover shortly after you have formally accepted this offer.

Thereafter, your performance and entitlement to long term incentive compensation grants will be reviewed in the normal course, on an annual basis. The mix of stock vehicles and target value for your level will be evaluated annually by the Executive Compensation and Human Resources Committee of the Boston Scientific Board of Directors. The current program provides for an equal mix of Total Shareholder Return Performance Shares (TSR PSP), Organic Net Sales Growth Performance Shares (ONSG PSP), Restricted Stock Units (RSU’s) and Non-Qualified Stock Options.

BENEFITS
You will remain eligible to continue participation in all benefit programs for which you were previously eligible and enrolled; provided that Boston Scientific reserves the right to change and/or terminate any aspect of our benefit offerings, including employer contributions toward benefits.

Executive Physical: Effective June 30, 2025, as an Executive Committee Member, Boston Scientific will provide you with an annual executive level physical which will be coordinated through a local preferred provider. Details will be sent under separate cover.

Financial Planning: Effective June 30, 2025, as an Executive Committee Member, Boston Scientific will provide you access to financial planning services which will be coordinated through a preferred provider. Details will be sent under separate cover.

Executive Retirement Plan: Effective June 30, 2025, as an Executive Committee member, you will become eligible to participate in the Boston Scientific Corporation Executive Retirement Plan (the “Executive Retirement Plan”). As a participant, upon your “retirement” from Boston Scientific, and subject to and in accordance with the terms of the Executive Retirement Plan, you will be eligible to receive a lump sum payment of up to 36 months of your salary (less applicable withholdings). Details will be sent under separate cover.

Change in Control Agreement: Effective June 30, 2025, as an Executive Committee member, you are eligible for an executive-level Change in Control Agreement. In general, the Change in Control Agreement would entitle you to a lump sum payment of two times your base salary and assumed on-plan incentive bonus if, following a change in control of Boston Scientific, either your employment is terminated other than for “cause” or you resign for “good reason” (each as defined in the Change in Control Agreement) all subject to and in accordance with the written terms of the Change in Control Agreement. A copy of this Change in Control Agreement will be distributed to you within your first thirty days in your new role.

Boston Scientific reserves the right to amend or eliminate any of the compensation or benefit plans set forth in this offer, including without limitation the Annual Bonus Plan, the Deferred Bonus Plan, and the Executive Retirement Plan, at the sole discretion of the Boston Scientific Board of Directors or the Board’s authorized delegate, and, where required, upon notice to you prior to your retirement. The Plans in effect at the time of your retirement or other termination of employment will govern and control.

EMPLOYMENT AT WILL
You will remain an “at will” employee of Boston Scientific.  This means that you remain free to resign at any time.  Likewise, Boston Scientific will continue to have the right to terminate your employment at any time, with or without reason or notice.  Acceptance of this transfer acknowledges your continued understanding and acceptance of the “at will” nature of your employment.

ACCEPTANCE

This offer is contingent upon the following:

•An acceptance no later than April 23, 2025;

•Final approval of your promotion by the Boston Scientific Board of Directors; and

•A signed Agreement Concerning Employment dated on or around the date of acceptance of this offer.
Please indicate your acceptance by acknowledging below.

Jon, we would like to congratulate you on this well-deserved promotion and wish you continued success. We look forward to your acceptance of this offer.

    Sincerely,

    Michael F. Mahoney
    Chairman, President and Chief Executive Officer

Agreed to and Accepted

by: ____________________________________ Date: _____________
Jonathan Monson

3